Exhibit 21.1

SUBSIDIARIES OF SPRINGVIEW HOLDING LIMITED

Subsidiaries	Place of Incorporation	Incorporation Time	Percentage Ownership
SPRINGVIEW (BVI) LTD	British Virgin Islands	2023.10.11	100%
SPRINGVIEW ENTERPRISES PTE. LTD.	Singapore	2002.06.03	100%